Mail Stop 3561
                                                          February 28, 2018

Edward J. Fred
Chief Executive Officer
Origo Acquisition Corporation
708 Third Avenue
New York, NY 10017

       Re:    Origo Acquisition Corporation
              Preliminary Proxy Statement on Schedule 14A
              Filed February 16, 2018
              File No. 001-36757

Dear Mr. Fred:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          /s/ A.N. Parker

                                                          Anne Nguyen Parker
                                                          Assistant Director
                                                          Office of
Transportation and Leisure


cc:    Lawrence A. Rosenbloom
       Ellenoff Grossman & Schole LLP